Exhibit 10.70

AMENDED AND RESTATED

EXECUTIVE AGREEMENT

This Amended and Restated Executive Agreement (this “Agreement”) is made as of October 4, 2007 (the “Commencement Date”), by and among State Auto Financial Corporation, an Ohio corporation (“State Auto Financial”), State Automobile Mutual Insurance Company, an Ohio domiciled mutual insurance company (“State Auto Mutual”), and Mark A. Blackburn (“Executive”). State Auto Financial, State Auto Mutual and each of their respective insurer subsidiaries and affiliates, present and future, are hereinafter collectively referred to as “State Auto.”

Background Information

A.

Executive and State Auto Financial are parties to an Executive Agreement dated as of March 2, 2001 (the “Original Executive Agreement”), which, among other things, addresses Executive’s continued service to State Auto in the event of an actual or threatened change of control of State Auto Financial or State Auto Mutual (collectively, the “Companies”).

B.

Concurrently with the execution of this Agreement, Executive is entering into an Employment Agreement (the “Employment Agreement”) with the Companies to reflect his duties, responsibilities and compensation arrangements. The terms and conditions of the Employment Agreement are incorporated in this Agreement by reference.

C.	The Employment Agreement does not address the impact of a Change of Control (as defined below), except to incorporate by reference the terms and conditions of this Agreement.

D.

State Auto Financial is a majority owned, publicly traded holding company subsidiary of State Auto Mutual, which is the ultimate controlling person of the State Auto holding company system. The Companies consider the establishment and maintenance of a sound and vital management to be an important part of their overall corporate strategy and to be essential to protecting and enhancing the interests of the Companies and their respective owners. As part of this corporate strategy, the Companies wish to act to retain their well-qualified executive officers notwithstanding any actual or threatened change of control of State Auto Financial or State Auto Mutual.

E.

Executive’s services, experience and knowledge of the business of the Companies, along with his reputation and contacts within the insurance industry, are extremely valuable to the Companies, and Executive’s continued dedication, availability, advice and counsel to the Companies are deemed important to the Companies, the Boards of Directors of State Auto Financial and State Auto Mutual (collectively, the “Board”), and their shareholders and policyholders, respectively, and therefore it is in the best interests of the Companies to secure the continued services of Executive notwithstanding any actual or threatened change of control of the Companies.

Statement of Agreement

The parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

1.

Replacement Agreement; Term of Agreement. This Agreement shall supercede and replace the Original Executive Agreement in its entirety, and on and after the Commencement Date, the Original Executive Agreement shall be of no further force or effect.

The term of this Agreement shall be for a three-year period commencing on the Commencement Date and ending on the third anniversary thereof, both dates inclusive. The term of this Agreement shall be renewed at the end of any term hereof for additional one-year terms unless one party notifies the other, in writing, of the intent not to renew at least 90 days prior to the end of the current term; and provided further, that the term of this Agreement shall terminate concurrently with the termination of the term of the Employment Agreement. Notwithstanding the above, if a “Change of Control” (as defined herein) of the Companies occurs during the term of this Agreement, the term of this Agreement will be extended for the lesser of 36 months beyond the end of the month in which any such Change of Control occurs, or the number of months beyond the end of the month in which any such Change of Control occurs until Executive attains age 65.

2.	Definitions. As used in this Agreement, the following defined terms shall have the meanings set forth below:

(a)	Annual Award. “Annual Award” means the cash payment paid or payable to Executive with respect to a fiscal year pursuant to the Short Term Incentive Plans.

(b)

Annual Base Salary. “Annual Base Salary” means the greater of (1) the highest annual rate of base salary in effect for Executive during the 12-month period immediately prior to a Change of Control, or (2) the annual rate of base salary in effect at the time Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required).

(c)	Cause. “Cause” shall be given the meaning used in the Employment Agreement.

(d)	Change of Control. “Change of Control” means the occurrence of any of the following:

(1)

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of State Auto Financial representing 25% or more of the combined voting power of State Auto Financial’s then outstanding securities, excluding (A) any acquisition by State Auto Financial or any Subsidiary; (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by State

Auto Financial, a Subsidiary or State Auto Mutual; or (C) any acquisition by State Auto Mutual; or

(2)	A majority of the Board of Directors of State Auto Financial at any time is comprised of other than Continuing Directors; or

(3)	Any event or transaction State Auto Financial would be required to report in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; or

(4)	Any of the following occurs:

(A)

a merger or consolidation of State Auto Financial, other than a merger or consolidation in which the voting securities of State Auto Financial immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) more than 50% of the combined voting power of State Auto Financial or surviving entity immediately after the merger or consolidation with another entity;

(B)

a sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of State Auto Financial which shall include, without limitation, the sale of assets or earning power aggregating more than 50% of the assets or earning power of State Auto Financial on a consolidated basis;

(C)	a reorganization, reverse stock split, or recapitalization of State Auto Financial which would result in any of the foregoing; or

(D)	a transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

(5)	As respects State Auto Mutual, any of the following occurs:

(A)

State Auto Mutual affiliates with or is merged into or consolidated with a third party and as a result, a majority of the Board of Directors of State Auto Mutual or its successor is comprised of other than Continuing Directors; or

(B)

State Auto Mutual completes a conversion to a stock insurance company and as a result of which a majority of the Board of Directors of State Auto Mutual or its successor is comprised of other than Continuing Directors.

(6)	Robert P. Restrepo, Jr. ceases for any reason to be employed as the chief executive officer of State Auto Mutual or State Auto Financial.

Notwithstanding the foregoing, for purposes of this Change of Control definition, the percentage of securities ownership listed under subsection (d)(1) above (i.e.,

25%) shall increase or decrease, as the case may be, such that the percentage of securities ownership is consistent with any future changes to the percentage of securities ownership represented in the Change of Control definition in Section 11(B)(2)(a) (or any successor Section) of the State Auto Financial Corporation Amended and Restated Equity Incentive Compensation Plan, as amended from time to time.

(e)	Change Year. “Change Year” means the fiscal year in which a Change of Control occurs.

(f)

Continuing Director. “Continuing Director” of State Auto Financial or State Auto Mutual, as the case may be, means a director who was either (A) first elected or appointed as a director on or prior to the Commencement Date; or (B) subsequent to the Commencement Date was elected or appointed as a director if such director was nominated by the Nominating Committee of State Auto Financial or State Auto Mutual, as the case may be, or appointed by at least two thirds of the total number of then Continuing Directors of State Auto Financial or State Auto Mutual, as the case may be.

(g)	Disability. “Disability” shall be given the meaning used in the Employment Agreement.

(h)

Employee Benefits. “Employee Benefits” means the benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs, or arrangements in which Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital, or other insurance (whether funded by actual insurance or self-insured by the Companies), disability, salary continuation, expense reimbursement, and other employee benefit policies, plans, programs, or arrangements that may now exist or any equivalent successor policies, plans, programs, or arrangements that may be adopted hereafter, providing benefits at least as great in a monetary equivalent as are payable thereunder prior to a Change of Control.

(i)	Employment Agreement. “Employment Agreement” has the meaning set forth in the Background section of this Agreement.

(j)	Good Reason. “Good Reason” means the occurrence of any one or more of the following:

(1)

The assignment to the Executive of duties which are materially and adversely different from or inconsistent with the duties, responsibilities, and status of Executive’s position at any time during the 12-month period prior to such Change of Control, or which result in a significant reduction in Executive’s authority and responsibility as a senior executive officer of the Companies;

(2)	A reduction by the Companies in Executive’s Annual Base Salary in place as of the day immediately prior to a Change of Control, or after a Change of Control the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of the Companies, or a reduction of Executive’s most recent Potential Annual Award prior to such Change of Control;

(3)

After a Change of Control, a demand by the Companies that Executive relocate to a location in excess of 35 miles from the location where Executive is based as of the day immediately prior to a Change of Control, or in the event of any such relocation with Executive’s express written consent, the failure of the Companies or a Subsidiary to pay (or reimburse Executive for) all reasonable moving expenses incurred by Executive relating to a change of principal residence in connection with such relocation and to indemnify Executive against any loss in the sale of Executive’s principal residence in connection with any such change of residence and any expenses incurred by Executive that are directly attributable to such sale (for purposes of this provision, “loss” is understood to mean a sale of such principal residence at a price less than the adjusted basis in such residence);

(4)	The failure of the Companies to obtain a satisfactory agreement from any successor to the Companies to assume and agree to perform this Agreement, as contemplated in Section 17 of this Agreement;

(5)

The failure of the Companies to provide Executive with substantially the same Employee Benefits that were provided to him immediately prior to the Change of Control, or with a package of Employee Benefits that, though one or more of such benefits may vary from those in effect immediately prior to such Change of Control, is substantially comparable in all material respects to such Employee Benefits taken as a whole; or

(6)

Any material reduction in Executive’s compensation or benefits or material adverse change in Executive’s location or duties, if such material reduction or material adverse change occurs at any time after the commencement of any discussion with a third party relating to a possible Change of Control of the Companies involving such third party, if such material reduction or material adverse change is in contemplation of such possible Change of Control and such Change of Control is actually consummated within 12 months after the date of such material reduction or material adverse change.

The existence of Good Reason shall not be affected by Executive’s subsequent incapacity due to physical or mental illness. Executive’s continued employment shall not constitute a waiver of Executive’s rights with respect to any circumstance constituting Good Reason under this Agreement. Executive’s determination of Good Reason shall be conclusive and binding upon the parties to this Agreement provided such determination has been made in good faith. Executive shall provide the Companies with written notice of his intent to terminate with Good Reason within a period not to exceed 90 days of the initial existence of the condition constituting Good Reason. The Companies shall have a period of 30 days in which it may remedy the condition and prevent Executive’s termination for Good Reason.

(k)

Notice of Termination. “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated.

(l)

Potential Annual Award. “Potential Annual Award” means the maximum possible Annual Award Executive could receive for the fiscal year immediately preceding the Change Year or the fiscal year that is the Change Year, whichever is higher, assuming that (1) the parameters for the maximum Annual Award were met (whether or not such parameters for such maximum Annual Award actually were or could be met) and (2) Executive’s Annual Base Salary is used to determine the Potential Annual Award. Notwithstanding the foregoing, the Potential Annual Award in the event of a Change of Control as defined in Section 2(d)(6) shall mean the average of the annual aggregate bonus under the Short Term Incentive Plans (or its successors) earned by Executive in each of the two calendar years immediately preceding the calendar year in which the Change of Control occurs.

(m)

Retirement. “Retirement” means having reached normal retirement age of 65 as defined in the State Auto Insurance Companies Employee Retirement Plan (“State Auto Pension Plan”) or taking early retirement in accordance with the terms of the State Auto Pension Plan.

(n)	Severance Benefits. “Severance Benefits” means the benefits described in Section 4 of this Agreement, as adjusted by the applicable provisions of Section 5 of this Agreement.

(o)	Short Term Incentive Plans. “Short Term Incentive Plans” shall be given the meaning used in the Employment Agreement.

(p)

Subsidiary. “Subsidiary” means any corporation, insurance company, or other entity a majority of the voting control of which is directly or indirectly owned or controlled at the time by State Auto Financial.

3.	Eligibility for Severance Benefits. The Companies, or their respective successors, shall pay or provide to Executive the Severance Benefits in the event that, during the term of this Agreement:

(a)

One or both of the Companies terminates the Executive’s employment for any reason other than for Cause, the death or Disability of Executive or Executive’s mandatory retirement at age 65, as permitted under regulations Section 1625.12 of the Age Discrimination in Employment Act of 1967, within 24 months after a Change of Control; or

(b)	Executive terminates his employment for Good Reason within 24 months after a Change of Control; or

(c)

One or both of the Companies terminates the Executive’s employment for any reason other than for Cause or the death or Disability of Executive after an agreement has been reached with an unaffiliated third party, the performance of which agreement would result in a Change of Control involving such third party, if such Change of Control is actually consummated within 12 months after the date of such termination; or

(d)

Robert P. Restrepo, Jr. ceases for any reason to be employed as the chief executive officer of State Auto Mutual or State Auto Financial, and Executive remains employed by the Companies or their respective successors, if applicable, for a period of two years after Mr. Restrepo’s change in status in order to assist in such transition. Executive must give the Companies or their respective successors, if applicable, advance written notice of Executive’s intent to terminate employment and request Severance Benefits under this provision. Such notice shall be given no later than forty-five days before the end of the two-year transition period. Should Executive give no notice or not provide notice to the Companies or their respective successors, if applicable, according to the terms of this subsection (d) and Section 19 of the Agreement, no Severance Benefits shall be paid under this provision. In the event Executive dies or incurs a Disability during the two-year transition period, the Severance Benefits shall be paid to Executive or his beneficiary, as applicable; provided, however, that no benefits shall be paid under this provision if such disability or death results from a self-inflicted injury or event, while sane or insane. Further, if, after Mr. Restrepo’s departure, the Companies or their respective successors, if applicable, make an offer, in good faith, to Executive to become the chief executive officer of State Auto Mutual, Severance Benefits shall not be payable under this provision (it being understood and agreed that if Executive declines such offer and elects to remain employed by the Companies, the Employment Agreement shall remain in effect).

4.

Severance Benefits. Executive, if eligible under Section 3, shall receive the following Severance Benefits, adjusted by the applicable provisions of Section 5 (in addition to accrued compensation and bonuses);

(a)

Annual Base Salary. In addition to any accrued compensation payable as of Executive’s termination of employment (either by reason of Executive’s Employment Agreement or otherwise), a lump sum cash amount equal to Executive’s Annual Base Salary multiplied by three, unless at the time of such employment termination Executive is within three years of age 65, in which case the benefit due under this Section 4(a) shall not exceed Executive’s Annual Base Salary multiplied by a factor equal to the number of months remaining until Executive attains age 65 presented as a whole integer and a fraction of a partial year (e.g., 15 months equals 1.25).

(b)

Annual Incentive Compensation. In addition to any compensation otherwise payable pursuant to Executive’s bonus arrangements, a lump sum cash amount equal to Executive’s Potential Annual Award multiplied by three, unless at the time of such employment termination Executive is within three years of age 65, in which case the benefit due under this Section 4(b) shall not exceed Executive’s Potential Annual Award multiplied by a factor equal to the number of months remaining until Executive attains age 65 presented as a whole integer and a fraction of a partial year (e.g., 15 months equals 1.25).

(c)	Outplacement. The Companies shall pay all fees for outplacement services incurred by Executive up to a maximum equal to 15% of Executive’s Annual

Base Salary, plus provide a travel expense account of up to $5,000 to reimburse job search travel. Such expenses and reimbursements shall be limited to those expenses incurred within the two calendar years following the calendar year of Executive’s separation from service and paid no later than December 31st of the third calendar year following the calendar year of Executive’s separation from service.

(d)

Stock Options. Stock Options held by Executive become exercisable upon a Change of Control according to the terms of the Companies’ Stock Option Plans and any option agreements affecting outstanding option grants, as interpreted by the Companies’ Stock Option Committee as such Committee existed immediately prior to the Change of Control.

In computing and determining Severance Benefits under Sections 4(a) and (b), above, a decrease in Executive’s salary or incentive bonus potential shall be disregarded if such decrease occurs within six months before a Change of Control, is in contemplation of such Change of Control, and is taken to avoid the effect of this Agreement should such action be taken after such Change of Control. In such event, the salary and incentive bonus potential used to determine Severance Benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this Section 4.

Unless Executive elects to defer the receipt of any applicable Severance Benefits in accordance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related Treasury Regulations, the Severance Benefits provided in Sections 4(a) and (b) above shall be paid not later than 45 business days following the date Executive’s employment terminates. Notwithstanding the foregoing, in the event Executive is a “specified employee” as defined in Section 409A of the Code, any payments under this Agreement due to a separation from service and subject to Section 409A of the Code shall be delayed until a date that is six months after the date of separation from service (or, if earlier, the date of death of Executive). Payments to which a “specified employee” would otherwise be entitled during the first six months following the date of separation shall be accumulated and paid as of the first day of the seventh month following the date of separation from service.

Executive acknowledges and agrees that the Severance Benefits provided in this Section 4 shall be the sole benefits payable to Executive in the event of any “change of control” (under any definition) of the Companies, and Executive hereby waives and relinquishes any and all rights or benefits under any other “change of control” provision applicable to Executive with respect to his employment by State Auto. Executive also acknowledges and agrees that receipt of any Severance Benefits provided in this Section 4 shall be subject to and conditioned on Executive executing a general release and waiver of any claims against the Companies.

5.

Tax Gross-Up. If any Severance Benefit or other benefit paid or provided under Section 4, or the acceleration of stock option vesting, or the payment or distribution of any Employee Benefit or similar benefit is subject to excise tax pursuant to Section 4999 of the Code (or any similar federal or state excise tax), the Companies shall pay to Executive such additional compensation as is necessary (after taking into account all federal, state and local income taxes payable by Executive as a result of the receipt of such additional compensation) to place Executive in the same after-tax position he would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred with respect to any of such amounts (the “Tax Gross-Up”). The Companies shall pay such additional compensation at the time when the Companies withhold such excise tax from any payments to Executive. The calculation of the Tax Gross-Up shall be approved by the Companies’ independent certified public accounting firm engaged by the Companies immediately prior to the Change of Control and the calculation shall be provided to Executive in writing. Executive shall then be given 15 days, or such longer period as Executive reasonably requests, to accept or reject the calculation of the Tax Gross-Up. If Executive rejects the Tax Gross-Up calculation and the parties are thereafter unable to agree within an additional 45 days, the arbitration provisions of Section 13 shall control. The Companies shall reimburse Executive for all reasonable legal and accounting fees incurred with respect to the calculation of the Tax Gross-Up and any disputes related thereto. Any payments owed to Executive under this Section 5 for Tax Gross-up or reasonable legal and accounting fees related to the calculation of the same, which are subject to the rules under Section 409A of the Code and related regulations, shall be made to Executive no later than the end of the calendar year following the calendar year in which the taxes are remitted to the taxing authority.

For purposes of determining the amount of the Tax Gross-Up, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Tax Gross-Up is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s residence on the date of termination.

Notwithstanding anything to the contrary in this Section 5, if any Severance Benefit or other benefit paid or provided under Section 4, or the acceleration of stock option vesting, or the payment or distribution of any Employee Benefits or similar benefits would be subject to excise tax pursuant to Section 4999 of the Code (or any similar federal or state excise tax), but would not be so subject if the total of such payments would be reduced by 10% or less, then such payment shall be reduced by the minimum amount necessary so as not to cause Companies to have paid an Excess Severance Payment as defined in Section 280G(b)(1) of the Code and so Executive will not be subject to Excise Tax pursuant to Section 4999 of the Code. The calculation of any potential reduction pursuant to this paragraph or any disputes related thereto shall be resolved as described above with respect to the calculation of the Tax Gross-Up. In the event that the amount of any Severance Benefit that would be payable to or for the benefit of Executive under this Agreement must be modified or reduced to comply with this provision, they shall be modified or reduced on a pro-rata basis. In no event shall the total payments be reduced by more than 10% in order to avoid treatment as an Excess Severance Payment.

6.

Withholding of Taxes. The Companies may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as required by law; provided, however, that such payment may not exceed the amount of such taxes due as a result of the payments due under this Agreement.

7.

Payments of Employment Taxes and Upon Violation of Code Section 409A. In accordance with Code Section 409A and the regulations issued thereunder, this Agreement shall permit the payment of amounts necessary to (a) satisfy the employment tax withholding obligations that arise under this Agreement prior to the date that payment may otherwise be made under this Agreement and/or (b) satisfy the excise tax or underpayment penalties owed under Section 409A of the Code in the event of a violation of Section 409A of the Code under this Agreement.

8.

Delayed Payments. In the event of a genuine dispute between the Companies or any Subsidiary and Executive regarding the amount or timing of benefits under this Agreement, a delay in the payment of amounts under this Agreement shall not cause Executive to violate Section 409A of the Code to the extent that such delay satisfies the conditions set forth in Section 409A of the Code and applicable regulations thereunder.

9.

Acknowledgement. The Companies hereby acknowledges that it will be difficult and may be impossible for Executive to find reasonably comparable employment, or to measure the amount of damages which Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the Severance Benefits by the Companies to Executive in accordance with the terms of this Agreement is hereby acknowledged by the Companies to be reasonable and will be liquidated damages, and Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of Executive hereunder or otherwise. The Companies shall not be entitled to set off or counterclaim against amounts payable hereunder with respect to any claim, debt, or obligation of Executive.

10.

Enforcement Costs; Interest. The Companies are aware that, upon the occurrence of a Change of Control, the Board or a shareholder or policyholder of the Companies, as the case may be, may then cause or attempt to cause the Companies to refuse to comply with their obligations under this Agreement, or may cause or attempt to cause the Companies to institute, or may institute, litigation, arbitration, or other legal action seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Companies that Executive not be required to incur the expenses associated with the enforcement of Executive’s rights under this Agreement by litigation, arbitration, or other legal action nor be bound to negotiate any settlement of Executive’s rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive under this Agreement. Accordingly, if following a Change of Control it should appear to Executive that the Companies has failed to comply with any of their obligations under this Agreement, including the proper calculation of the Tax Gross-Up, or in the event that the Companies or any other person takes any action to declare this Agreement void or unenforceable, or institute any litigation or other legal action designed to deny, diminish or to recover from Executive, the benefits intended to be provided to Executive hereunder, the Companies irrevocably authorizes Executive from time to time to retain counsel (legal and accounting) of Executive’s choice at the expense of the Companies as provided in this Section 10 to represent Executive in connection with the calculation of the Tax Gross-Up, or the initiation or defense of any litigation or other legal action, whether by or against the Companies or any director, officer, stockholder, or other person affiliated with the Companies. Notwithstanding any existing or prior attorney-client relationship between the Companies and such counsel, the Companies irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and in that connection the Companies and Executive agree that a confidential relationship shall exist between Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by Executive as provided in this Section 10 shall be paid or reimbursed to Executive by the Companies on a regular, periodic basis upon presentation by Executive of a statement or statements prepared by such counsel in accordance with their customary practices. In any action involving this Agreement, Executive shall be entitled to prejudgment interest on any amounts found to be due him from the date such amounts would have been payable to Executive pursuant to this Agreement at an annual rate of interest equal to the prime commercial rate in effect at the corporation’s principal bank or their successor from time to time during the prejudgment period plus 4 percent.

11.

Forfeiture Events. The Board may, in its discretion, require that all or any portion of the Severance Benefits defined under Section 4 above is subject to an obligation of repayment to the Companies upon the violation of any non-competition and confidentiality covenant applicable to the Executive, including such covenants in Article VII of the Employment Agreement. The Board may, in its discretion, also require Executive to repay the Companies all of any portion of the Severance Benefits if (i) the amount of Executive’s Severance Benefits were calculated based upon the achievement of certain financial results that were subsequently the subject of a financial statement restatement; (ii) Executive engaged in fraudulent misconduct that caused or substantially contributed to the need for the financial statement restatement; and (iii) the amount of Executive’s Severance Benefits would have been lower than the amount actually awarded to such Executive had the financial results been properly reported. This Section 11 shall not be the Companies’ exclusive remedy with respect to such matters.

12.

Indemnification. From and after the earliest to occur of a Change of Control or termination of employment, the Companies shall (a) for a period of five years after such occurrence, provide Executive (including Executive’s heirs, executors, and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Companies’ expense, and (b) indemnify and hold harmless Executive, to the fullest extent permitted or authorized by the law of the State of Ohio as it may from time to time be amended, if Executive is (whether before or after the Change of Control) made or threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Executive is or was a director, officer, or employee of the Companies or any Subsidiary, or is or was serving at the request of the Companies or any Subsidiary, as a director, trustee, officer, or employee of an insurance company, corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section 12 shall not be deemed exclusive of any other rights to which Executive may be entitled under the charter or bylaws of the Companies or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in Executive’s official capacity and as to action in another capacity while holding such office, and shall continue as to Executive after Executive has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of Executive.

13.

Arbitration. The initial method for resolving any dispute arising out of this Agreement shall be nonbinding arbitration in accordance with this Section. Except as provided otherwise in this Section, arbitration pursuant to this Section shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within 15 days after either party demands arbitration, the Companies and Executive shall each appoint an arbitrator. Within 15 additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within this 15 day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Columbus, Ohio, within 90 days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by the Companies. Both the Companies and Executive may be represented by counsel (legal and accounting) and may present testimony and other evidence at the hearing. Within 90 days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall not be binding on the parties, and the parties may pursue other available legal remedies if the parties are not satisfied with the majority decision of the arbitrator, however, the Companies are no longer obligated to reimburse Executive’s legal expenses if the arbitration award is appealed by Executive, as described in this sentence. Executive shall be entitled to seek specific performances of the executive’s rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

14.

Employment Rights. This Agreement sets forth the Severance Benefits payable to Executive in the event Executive’s employment with the Companies is terminated under certain conditions specified in Section 3. This Agreement is not an employment contract nor shall it confer upon Executive any right to continue in the employ of the Companies or their Subsidiaries and shall not in any way affect the right of the Companies or their Subsidiaries to dismiss or otherwise terminate Executive’s employment at any time with or without cause.

15.

Arrangements Not Exclusive. The specific benefit arrangements referred to in this Agreement are not intended to exclude Executive from participation in or from other benefits available to executive personnel generally or to preclude Executive’s right to other compensation or benefits as may be authorized by the Board at any time. The provisions of this Agreement and any payments provided for hereunder shall not reduce any amounts otherwise payable, or in any way diminish Executive’s existing rights, or rights which would accrue solely as the result of the passage of time under any compensation plan, benefit plan, incentive plan, stock option plan, employment agreement, or other contract, plan, or arrangement except as may be specified in such contract, plan or arrangement. Notwithstanding anything to the contrary in this Section 15, the Severance Benefits provided in Section 4 are in lieu of any benefits to which Executive would be entitled following the termination of his or her employment pursuant to any Employment Agreement with the Companies, if the termination is due to a Change of Control.

16.

Termination. This Agreement shall terminate if the employment of Executive with the Companies shall terminate prior to a Change of Control; provided, however, that this Agreement shall not terminate upon Executive’s termination of employment in the event of a pending Change of Control event as described in Section 3(c) above.

17.

Successors; Binding Agreements. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. Executive’s rights and benefits under this Agreement may not be assigned, except that if Executive dies while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid to the beneficiary indicated on the Beneficiary Designation attached as Exhibit A or, if there is no such beneficiary, to Executive’s estate. The Companies will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Companies (or of any division or Subsidiary thereof employing Executive) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place. Failure of the Companies to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Companies in the same amount and on the same terms to which Executive would be entitled hereunder if Executive terminated employment for Good Reason following a Change of Control.

18.

No Vested Interest. Neither Executive nor Executive’s beneficiaries shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment of such benefit.

19.

Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to such addresses as each party may designate from time to time to the other party in writing in the manner provided herein. Unless designated otherwise, notices to the Companies should be sent to the Companies at:

State Auto Financial Corporation

518 East Broad Street

Columbus, Ohio 43215

Attention: General Counsel

Until designated otherwise, notices shall be sent to the employee at the address indicated on the Beneficiary Designation and Notice form attached hereto as Exhibit A. If the parties by mutual agreement supply each other with telecopier numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. Notice sent by certified or registered mail shall be effective two days after deposit by delivery to the U.S. Post Office.

20.

Savings Clause. If any payments otherwise payable to Executive under this Agreement are prohibited or limited by any statute or regulation in effect at the time the payments would otherwise be payable (any such limiting statute or regulation a “Limiting Rule”):

(a)

Companies will use their best efforts to obtain the consent of the appropriate governmental agency to the payment by Companies to Executive of the maximum amount that is permitted (up to the amounts that would be due to Executive absent the Limiting Rule); and

(b)	Executive will be entitled to elect to have apply, and therefore to receive benefits directly under, either (i) this Agreement (as limited by the Limiting Rule) or (ii) any generally applicable Companies severance, separation pay, and/or salary continuation plan that may be in effect at the time of Executive’s termination.

Following any such election, Executive will be entitled to receive benefits under this Agreement or plan elected only if and to the extent the Agreement or plan is applicable and subject to their specific terms.

21.

Amendment; Waiver. This Agreement may not be amended or modified and no provision may be waived unless such amendment, modification, or waiver is agreed to in writing and signed by Executive and the Companies; provided, however, that this Agreement shall be amended and/or modified as necessary to comply with Section 409A of the Code or regulations issued thereunder.

22.

Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

23.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

24.	Governing Law. Except as otherwise provided, this Agreement shall be governed by the laws of the State of Ohio, without giving effect to any conflict of law provisions.

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STATE AUTO FINANCIAL CORPORATION

By	/s/ Robert P. Restrepo, Jr.	/s/ Mark A. Blackburn
	Robert P. Restrepo, Jr., Chairman,	MARK A. BLACKBURN
President and Chief Executive Officer

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

By	/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr., Chairman,
President and Chief Executive Officer